UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☒ Soliciting Material Pursuant to §240.14a-12

SOVEREIGN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

RELATIONAL INVESTORS LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESS RELEASE

For more information contact:

 Sandi Christian

 (858) 704-3335

slc@rillc.com

RELATIONAL INVESTORS REPSONDS TO SOVEREIGN BANCORP CEO’S STATEMENTS

SAN DIEGO, CA, October 21, 2005 — Relational Investors LLC (“Relational”) released the following statement in response to Sovereign Bancorp, Inc. (“Sovereign” or the “Company”) Chairman and CEO Jay Sidhu’s comments of yesterday regarding Relational’s initiative to elect two of its nominees to Sovereign’s board of directors.

If there were ever any doubt as to the need for truly independent directors, Sovereign’s press release from yesterday removes that doubt.

As described in our proxy materials filed with the Securities and Exchange Commission, we are convinced that the Company’s stock price is severely discounted and has consistently been so over the past ten years. We attribute this discount, in part, to the lack of accountability and serious conflicts of interest of the board. Rather than focus on historical stock price performance, we continue to emphasize what the stock price performance can and should be if Sovereign’s management and board focus on all strategies and alternatives for maximizing long-term shareholder value.

Mr. Sidhu makes a gratuitous reference to our “agenda.” We are convinced that our agenda, as set forth in our proxy material, is identical with that of all shareholders—creation of long-term shareholder value. We propose to achieve this agenda through the election of truly independent directors. We believe independent directors will restore credibility with the investment community, eliminate conflicts of interest, and improve financial performance. Sovereign’s opposition to this proposal demonstrates irrefutably, in our view, that enhanced performance can be achieved only through the election of truly independent directors.

Mr. Sidhu also referred to “negotiations” between Sovereign and Relational. In light of this comment and so shareholders are informed, we thought it appropriate to share our position. Relational has taken the position that any resolution to our proxy initiative must include board representation for two nominees. Relational has further taken the position that any resolution must leave the nominees free and unfettered to act, consistent with their fiduciary duties as board members, in the Company’s best interest.

We can only conclude from Mr. Sidhu’s rhetorical tone that he intends to take all measures to avoid being held accountable to independent directors who are not selected and approved by him and incumbent board members. In our opinion, to avoid this accountability, Mr. Sidhu has signaled that he is willing to spend shareholder money and incur major distractions to management’s focus. Our proposal will only be “costly and disruptive” if Mr. Sidhu and the Sovereign board choose to make it so. If the Sovereign board instead adopts our recommendation for truly independent directors, the result will not be cost, but great benefit for the Company and its shareholders.

About Relational Investors

Relational Investors LLC is an asset management firm located in San Diego, California managing $6.0 billion.  Additional information about Relational is available on their website at www.rillc.com.

Further Information About Relational’s Preliminary Proxy Materials

On October 20, 2005, Relational Investors LLC (“Relational”), together with a number of affiliated persons and entities that may be deemed “participants” for purposes of the solicitation rules of the Securities and Exchange Commission (“SEC”), filed a preliminary proxy statement on Schedule 14A with the SEC relating to a possible solicitation of proxies from the shareholders of Sovereign Bancorp, Inc. (“Sovereign”) in connection with Relational’s nomination of Ralph Whitworth and David Batchelder for election to Sovereign’s board of directors at Sovereign’s 2006 Annual Meeting of shareholders. Relational will prepare and file with the SEC a definitive proxy statement relating to their nomination of Messrs. Whitworth and Batchelder and may file other proxy solicitation materials.  SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT (AND THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE) BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING RELATIONAL’S NOMINATION OF MESSRS. WHITWORTH AND BATCHELDER FOR ELECTION AS DIRECTORS.  The preliminary proxy statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents.  You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting Maudie Holland of Relational at (858) 704-3321, or by sending an email to maudie@rillc.com.  Information regarding the names, affiliation, and interests of persons who may be deemed to be participants in our solicitation of proxies of Sovereign’s shareholders is available in the preliminary proxy statement filed with the SEC on October 20, 2005.

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